Exhibit 10.19

TOLL BROTHERS, INC.
[STOCK INCENTIVE PLAN FOR EMPLOYEES (____)]
RESTRICTED STOCK UNIT AGREEMENT (PERFORMANCE BASED)

This Restricted Stock Unit Agreement (this “Agreement”) documents the grant of __________ Restricted Stock Units (the “RSUs”) by Toll Brothers, Inc. (the “Company”) pursuant to the terms of the Toll Brothers, Inc. [Stock Incentive Plan for Employees (____)] (the “Plan”), on this ____ day of _________ (the “Date of Grant”) to ____________ (the “Grantee”). Subject to the terms of the Plan and this Agreement, each RSU represents the right to receive one share of Common Stock at the date specified herein, or such greater or lesser number of shares of Common Stock as provided in Schedule A hereto (the “Shares”).
1.Definitions. All capitalized terms contained in this Agreement shall have the meaning set forth in the Plan unless otherwise defined herein or as may be required by the context.
2.Performance-Based Vesting. The RSUs shall, except to the extent greater vesting is provided for under the terms of the Plan or as set forth in this Agreement, become vested and Grantee shall be entitled to receipt of the Shares subject to the RSUs only if the performance metrics, if any, described in Paragraph 1 of Schedule A, attached hereto and made a part hereof, are satisfied; and only if Grantee satisfies such continuing service requirements and conditions as are provided in Paragraph 2 of Schedule A.
3.Vesting Upon Death or Disability; Retirement.
(a)    Death or Disability. Notwithstanding any of the provisions in Section 2, the RSUs shall become fully vested in the event the Grantee’s service as an employee or as a member of the Board of the Company terminates by reason of the Grantee’s death, or by reason of the Grantee’s “disability” (as hereinafter defined), with the RSU vesting based on (i) deemed Target level performance if the termination occurs during the Performance Period or (ii) actual performance during the Performance Period if the termination occurs following the end of the Performance Period.
For purposes of this Agreement, the term “disability” shall mean any condition that would qualify as a “disability” as that term is defined in the Plan, or any other condition that the Committee determines to be a medically determinable physical or mental impairment which can be expected (a) to prevent the Grantee from being able to perform his usual duties (or another job deemed appropriate by the Committee taking into account the Grantee's education, prior experience and past earnings) and (b) to last for one year or longer.
(b)    Retirement. Notwithstanding any of the provisions in Section 2, in the event the Grantee’s service as an employee or as a member of the Board of the Company terminates due to Grantee’s voluntary termination on or after attainment of age 62 following completion of at least ten years of service with the Company (“Retirement”) (x) during the Performance Period, the Grantee shall remain eligible to earn a pro-rated portion of the RSUs that otherwise would have become vested RSUs as described in Schedule A (based on actual performance over the Performance Period) based on the Grantee’s number of days of completed service within the Performance Period through the Retirement date or (y) following completion of the Performance Period but prior to the end of the Service Vesting Period, the Grantee shall remain entitled to receive all of the earned RSUs (based on actual performance over the Performance Period).

4.Vesting Upon Change of Control. Notwithstanding any of the provisions of Section 2, the RSUs shall become fully vested in the event there is a Change of Control while Grantee is employed by or a member of the Board of the Company, with the RSU vesting based on (i) deemed Target level performance if the Change of Control occurs during the Performance Period or (ii) actual performance during the Performance Period if the Change of Control occurs following the end of the Performance Period.
5.Delivery of Shares. The Shares shall be delivered to Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution), as follows:
(a)    If the RSUs become vested under Section 2 or 3(b), the Shares subject to the vested RSUs shall be delivered at the time set forth in Section 2 of Schedule A;
(b)    If the RSUs become vested under Section 4, the Shares subject to the RSUs shall be delivered upon the occurrence of a Change of Control; provided, however, that the event that constitutes a Change of Control also constitutes a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company that permits a payment of deferred compensation pursuant to Section 409A of the Internal Revenue Code; or
(c)    If the RSUs become vested under Section 3(a), the Shares subject to the RSUs shall be delivered on the date of Grantee’s termination of employment with, or as a member of the Board of, the Company due to death or disability; provided, however, that delivery of the Shares by reason of Grantee’s termination of employment shall be delayed until the six (6) month anniversary of the date of Grantee’s termination of employment if and to the extent necessary to comply with Code Section 409A(a)(B)(i), and the determination of whether or not there has been a termination of Grantee’s employment with the Company shall be made by the Committee consistent with the definition of “separation from service” (as that phrase is used for purposes of Code Section 409A, and as set forth in Treasury Regulation Section 1.409A-1(h)).
The Company shall, without payment from Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) for the Shares, other than any required withholding taxes, as provided in Section 10, below, (i) deliver to Grantee (or such other person) a certificate for the Shares being delivered or (ii) if consented to by Grantee (or such other person), deliver electronically to an account designated by Grantee (or such other person) the Shares being delivered, in either case without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, consistent with the terms of the Plan. The Company may condition delivery of the Shares upon the prior receipt from Grantee (or such other person) of any undertakings which it may determine are required to assure that the Shares being delivered are being issued in compliance with federal and state securities laws. The right to any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share on the date the Share would otherwise have been delivered, as determined by the Committee. Notwithstanding anything to the contrary herein, in the event of a Change of Control, the Grantee shall receive, at the time that delivery of the Shares is provided for hereunder, the Shares and/or such other property or other consideration as is appropriate so that the Grantee receives, as of such date of delivery, whatever the Grantee would have received had the Grantee held the Shares at the time of the Change of Control.
6.Dividends. Grantee shall not be entitled to any cash, securities or property that would have been paid or distributed as dividends with respect to the Shares subject to this Agreement prior to the date the Shares are delivered to Grantee; provided, however, that the Company shall keep a hypothetical account in which any such items shall be recorded, and shall pay to Grantee the amount of such dividends in kind on the same date that the Shares to which such payments or distributions relate are required to be delivered under this Agreement.

7.Forfeiture. If Grantee’s service as an employee or as a member of the Board of the Company terminates for any reason other than death, disability or Retirement, then upon that termination Grantee shall forfeit all RSUs that have not become vested on or before the date of such termination, and no Shares shall be delivered nor payment made in respect of such RSUs. This Section shall not affect Grantee’s rights under Section 4, if applicable.
8.Non-Transferability of the RSUs. Grantee shall not be permitted to sell, transfer, pledge, assign or otherwise dispose of the RSUs at any time. Notwithstanding the foregoing, in the event of Grantee’s death, the RSUs may be transferred by will or by the laws of descent and distribution.
9.Rights of Grantee. Grantee shall have none of the rights of a shareholder at any time prior to the delivery of the Shares subject to this Agreement, except as expressly set forth in the Plan or herein.
10.Withholding Taxes. Grantee shall be responsible to pay to the Company the amount of withholding taxes as determined by the Company on the date the Shares are delivered. At the Grantee's option, Grantee shall have the right to relinquish to the Company a portion of the Shares having a fair market value, based on the closing price of the Common Stock on the NYSE on such delivery date, equal to the amount the Grantee would otherwise be required to pay to the Company on such delivery date by reason of applicable withholding taxes, in lieu of paying that amount to the Company in cash. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld for federal, state or local law in connection with this Agreement.
11.Notices. Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main offices. All notices under this Agreement shall be deemed to have been given when hand delivered or mailed, first class postage prepaid, and shall be irrevocable once given.
12.Securities Laws. The Committee may from time to time impose any conditions on the Shares as it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
13.Grant of RSU Not to Affect Service. The grant of the RSUs shall not confer upon Grantee any right to continue as an employee of the Company or to serve in any other capacity for the Company or any Affiliate.
14.Amendment to Agreement; Acceleration. Notwithstanding anything contained herein to the contrary, the Committee shall have the authority to amend or modify the terms and conditions set forth in this Agreement if the Committee determines, at its discretion, that any such amendment or modification is necessary or appropriate; provided, however, that the terms of this Agreement may not be changed in a manner that is unfavorable to Grantee without Grantee’s consent.
15.Miscellaneous.
(a)    The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records.
(b)    Grantee acknowledges receipt of a copy of the Plan prospectus, included in which is a summary of the terms of the Plan. The summary contained therein is qualified in its entirety by reference to the terms of the Plan, copies of which are available with the Company’s public filings with the United States Securities and Exchange Commission at www.sec.gov, or by oral or written request directed to the Company. Grantee represents that he is familiar with the terms and provisions of the Plan, and hereby accepts the RSUs, subject to all of the terms and provisions thereof. Grantee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
(c)    This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts taken together bears the signature of all the parties listed below.
(d)    The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the Company has granted this Award Agreement as of the day and year first above written.

TOLL BROTHERS, INC.                GRANTEE:

By: _______________________________        _____________________________

SCHEDULE A

PERFORMANCE-BASED RESTRICTED STOCK UNITS

1.    [Description of Performance Metrics]

2.    [Description of Payment Dates]